EXHIBIT 10.2
AMENDMENT TO NOTICE OF AWARD

To:                      _________________

From:	Human Resources and Compensation Committee of the Board of Directors (the “Committee”)

Subject:	Your Outstanding Awards under the ESCO Technologies Inc. 2004 and 2013 Incentive Compensation Plans (“Plans”)

Please be advised that effective November 11, 2015 the Committee has approved certain amendments to your outstanding Awards under the Plans (each, an “Award”).  Accordingly, notwithstanding anything to the contrary in the language of an Award as originally granted, the terms of each Award are modified as set forth below; capitalized terms not otherwise defined herein have the meanings given to them in the original Award.

1.           Final Vesting Date.  The provisions in Section 2 of the Award for the acceleration of the issuance of Common Stock of the Company (“Company Stock”) conditioned on achieving certain stock price targets will not apply during the last twelve months of the Period of the Award; instead, any portion of the Award which has not previously been accelerated shall be deemed earned and vested on the last day of the Period of the Award instead of on the following March 31.  As a result, in order to avoid any forfeiture of this portion of the Award, you must remain employed only until the last day of the Period of the Award rather than until the following March 31.

2.           Change of Control.  Notwithstanding any other provision of an Award, if there is a Change of Control before all shares of Company Stock have been issued to you under the Award and either:

(i)	you are employed by the Company on the effective date of the Change of Control (the “CoC Effective Date”), or

(ii)
not more than ninety (90) days prior to the CoC Effective Date your employment with the Company is terminated, or the Plan under which the Award was issued is amended, changed or modified in such manner as to reduce or eliminate the benefits provided in the Award, and such termination, amendment, change or modification was done at the request of a third party who, at such time, had taken steps reasonably calculated to effect a Change of Control, and the Change in Control described in this clause 2(ii) subsequently does occur;

then:

(a)
the continuous employment requirement set forth in the Award shall not apply to you with respect to the period between the termination, amendment, change or modification described in clause 2(ii) and the CoC Effective Date, and

(b)
the entire then-remaining undistributed portion of the Award will be converted into the right to receive cash in an amount equal to the number of then-remaining Award shares multiplied by the average daily closing price of Company Stock on the New York Stock Exchange over the last 10 trading days on which such stock is traded preceding the CoC Effective Date, and such cash will be paid to you (net of tax withholdings) within 30 days after the CoC Effective Date.

3.           Discretionary Payout.  Notwithstanding any other provision of an Award, if your employment terminates on account of death, disability, retirement or otherwise prior to the time you become entitled to receive a distribution in respect of the Award, the Committee, in its absolute discretion, may make such full, pro-rata, or no distribution of Company Stock in satisfaction of the Award as it may determine, either to you or, if termination is on account of death, to your surviving spouse, heirs or estate as it may determine, all in its sole and complete discretion.

4.           Definition of Change of Control for 2012 and 2013 Awards.  With respect to Awards granted in 2012 or 2013, notwithstanding any reference to “Change of Control” as defined in the governing Plan, for purposes of those Awards “Change of Control” is defined to mean:

(i)           The purchase or other acquisition (other than from the Company) by any persons, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then-outstanding shares of Company Stock or the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; or

(ii)           Individuals who, as of the date hereof, constitute the Board (as the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this subparagraph 4(c)(ii), considered as though such person were a member of the Incumbent Board; or

(iii)           Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the then-outstanding Company Stock and the combined voting power entitled to vote generally in the elections of directors of the reorganized, merged or consolidated corporations’ then-outstanding voting securities, or of a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

Executed ___________, 2015.

ESCO TECHNOLOGIES INC.                                                                                     AGREED TO AND ACCEPTED:

By: __________________________                                                                                                ____________________________
Vice President                                                                                     Participant